Exhibit 10.30.2

June 6, 2018

2018 Long Term Incentive Award Letter

Dear First Name,

I am pleased to inform you that you have received a Grant of Units under the Constellium 2018 Long Term Incentive Award Agreement in the amounts set forth below. These Units entitle you to receive Constellium Shares (or a cash equivalent, at Constellium’s discretion), subject to the terms and conditions set forth in this Award Letter, in the Constellium 2018 Long Term Incentive Award Agreement (the “Award Agreement”) and the 2013 Constellium Equity Incentive Plan (the “Plan”). Capitalized Terms used in this Award Letter, unless so defined herein, shall have the meanings found in the Award Agreement or Plan.

Grant Date	May 25, 2018

Award Value	$XX,XXX

Restricted Stock Units (RSUs)	Y,YYY

Vesting Date	May 25, 2021

Vesting Period	From the Grant Date through the Vesting Date

Please note that the vesting of the RSUs and the delivery of Shares (or a cash equivalent in respect of such RSUs) is subject to the satisfaction of the Continued Service Condition.

You acknowledge that you have received a copy of, or have online access to, the Award Agreement and the Plan, and hereby accept the Units granted, subject to all the terms and provisions of this Award Letter, the Award Agreement and the Plan. The Board or the Committee shall determine whether an event has occurred resulting in the forfeiture of your Units and any Shares issuable thereunder and all such determinations shall be final and conclusive. You also acknowledge that this award and similar awards are made on a selective basis and are, therefore, to be kept confidential.

Very truly yours	Agreed and Accepted

/s/ Ryan Jurkovic
Ryan Jurkovic	First Name, Last Name
Senior Vice President
Chief Human Resources Officer	Date (mm/dd/yyyy):

2018 LTIP Award Letter	Last Name, First Name